Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-174926) on Form N-1A of KKM Enhanced U.S. Equity Fund, a series of the Northern Lights Fund Trust II, of our report dated July 31, 2017, relating to our audit of the financial statements and financial highlights, which appear in the May 31, 2017 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Portfolio Holdings Information” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

September 27, 2017